Exhibit 24(b)(8.18)

TENTH AMENDMENT

TO SELLING AND SERVICES AGREEMENT

            THIS TENTH AMENDMENT dated as of April 28, 2017 by and between AllianceBernstein Investments, Inc. (the “Distributor”) and Voya Retirement Insurance and Annuity Company (formerly, “ING Life Insurance and Annuity Company”) (“Voya Retirement”), Voya Institutional Plan Services LLC (formerly, “ING Institutional Plan Services LLC”) (“Voya Institutional”), and Voya Financial Partners, LLC (formerly, ING Financial Advisers, LLC”) (“Voya Financial”) (collectively, “Voya”), is made to the Selling and Services Agreement dated as of July 26, 2000, as amended.  Terms defined in the Agreement are used herein as therein defined.

            WHEREAS, the parties now desire to amend the Agreement to update the Fee Schedule set forth in Schedule A in respect of Class A shares of the AB Funds (formerly referred to as the “AllianceBernstein Funds”).

            NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the parties hereby amend the Agreement as follows:

Schedule A to the Agreement — List of Available Funds and Fee Schedule — is deleted in its entirety and replaced with the Schedule A attached hereto.

            Except as provided herein, the terms and conditions contained in the Agreement, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed in their names and on their behalf by and through their duly authorized officers as of the day and year set forth above.

VOYA RETIREMENT INSURANCE

AND ANNUITY COMPANY                                 VOYA FINANCIAL PARTNERS, LLC

By:	/s/Elizabeth Schroeder	By:	/s/Elizabeth Schroeder
Name:	Elizabeth Schroeder	Name:	Elizabeth Schroeder
Title:	Vice President	Title:	Vice President

VOYA INSTITUTIONAL PLAN                          ALLIANCEBERNSTEIN

SERVICE, LLC                                                       INVESTMENTS, INC.

By:	/s/Elizabeth Schroeder	By:	/s/Stephen J. Laffey
Name:	Elizabeth Schroeder	Name:	Stephen J. Laffey
Title:	Vice President	Title:	Assistant Vice President

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Schedule A

List of Available Funds

Class A shares of All AB Funds, including the AB Exchange Reserves Fund

Class R shares of All AB Funds, including the AB Exchange Reserves Fund

Class K shares of All AB Funds, including the AB Exchange Reserves Fund

Class I shares of All AB Funds, including the AB Exchange Reserves Fund

Advisor Class shares of All AB Funds, including the AB Exchange Reserves Fund

Class Z shares of All AB Funds (not applicable to the AB Exchange Reserves Fund)

Fee Schedule

As compensation for the services Voya renders under the Agreement, Distributor will pay a fee to ING equal to on an annual basis the rate set forth below multiplied by the average daily value of the assets in Voya accounts in the Funds.

Share Class	A	R	K	I	Advisor	Z
12b-1 Fees	x.xx%	x.xx%	x.xx%	x.xx%	x.xx%	x.xx%
Service Fees*	x.xx%	x.xx%	x.xx%	x.xx%	x.xx%	x.xx%
Total Fees	x.xx%	x.xx%	x.xx%	x.xx%	x.xx%	x.xx%

* No Service Fees shall be payable under the Agreement with respect to the AB Exchange Reserves Fund.

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